Exhibit 10.1

EXECUTION VERSION

Confidential

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is dated as of October 7, 2025 (the “Execution Date”), by and between Zenas Biopharma, Inc., a Delaware corporation (the “Company”), and InnoCare Pharma, Inc., a Delaware corporation (the “Subscriber”). The Company and the Subscriber are sometimes referred to herein as the “Parties.”

RECITALS

A. WHEREAS, concurrently with the execution of this Subscription Agreement, the Company and the Subscriber are entering into that certain License Agreement, dated as of the date hereof (the “License Agreement”).

B. WHEREAS, the Subscriber desires to subscribe for 5,000,000 shares (the “Initial Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) at the initial closing of the Subscription contemplated hereby (the “Initial Closing”) and 2,000,000 shares of Common Stock (the “Contingent Shares” and together with the Initial Shares, the “Shares”) at the second closing of the Subscription contemplated hereby (the “Contingent Closing” and together with the Initial Closing, each a “Closing”), if any, and the Company desires to issue to Subscriber the Shares, all on the terms and subject to the conditions set forth herein.

C. WHEREAS, the Company and the Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

D. Concurrently with the execution of this Subscription Agreement, the Company and the Subscriber are entering into a separate registration rights agreement dated as of the date hereof (the “Registration Rights Agreement”).

All capitalized terms not defined herein shall have the meanings assigned to them in the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Subscription Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Subscriber hereby agree as follows:

1.              Subscription.

(a)            Subject to the terms and conditions hereof, at the Initial Closing, Subscriber hereby agrees to subscribe for, and the Company hereby agrees to issue to Subscriber, the Initial Shares (such subscription and issuance, the “Initial Subscription”) and, subject to the terms and conditions hereof, at the Contingent Closing, if any, Subscriber hereby agrees to subscribe for, and the Company hereby agrees to issue to Subscriber, the Contingent Shares (such subscription and issuance, the “Contingent Subscription” and, together with the Initial Subscription, the “Subscription”).

(b)            The Initial Closing shall occur on or before the third (3rd) Business Day following the Execution Date (the “Initial Closing Date”). The Subscriber shall make payment for the subscribed Initial Shares by wire transfer of immediately available funds or by bank check in U.S. dollars in the amount of $500.00 (the “Initial Subscription Proceeds”) pursuant to the written instruction of the Company. Upon receipt of such Initial Subscription Proceeds, the Company shall cause the Company’s transfer agent to issue the Initial Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 5(c)(iv)). For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

(c)            The Contingent Closing shall occur on or prior to the Orelabrutinib Near-Term Milestone Payment Date (as defined in the License Agreement), if any (the date on which the Contingent Closing actually occurs, the “Contingent Closing Date”). The Subscriber shall make payment for the subscribed Contingent Shares by wire transfer of immediately available funds or by bank check in U.S. dollars in the amount of $200.00 (the “Contingent Subscription Proceeds”) pursuant to the written instruction of the Company. Upon receipt of such Contingent Subscription Proceeds, the Company shall cause the Company’s transfer agent to issue the Contingent Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 5(c)(iv)).

2.              Representations and Warranties of the Company.

The Company represents and warrants as of the date hereof to the Subscriber as follows: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and described in (a) the Company’s most recently filed Annual Report on Form 10-K and (b) all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed or furnished (as applicable) by the Company following the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed and prior to the execution of this Agreement, together in each case with any documents incorporated by reference therein or exhibits thereto (collectively, the “SEC Reports”) and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification; (ii) the disclosure of its authorized, issued and outstanding capital stock in the SEC Reports containing such disclosure was accurate in all material respects as of the date indicated in such SEC Reports. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of any preemptive or other similar rights of any securityholder of the Company which have not been waived, and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties. The capital stock of the Company conforms in all material respects to the description thereof contained in the SEC Reports; (iii) it has the full corporate power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; and all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Shares, the authorization, execution, delivery and performance of the Transaction Documents (as defined below) and the consummation of the transactions contemplated herein and therein has been taken; (iv) each Transaction Document has been duly executed by, and when delivered in accordance with the terms hereof will constitute a valid and binding agreement of, the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (v) the execution and delivery of any Transaction Document and the consummation of the transactions contemplated hereby or thereby do not (a) conflict with or result in a breach of the Company’s certificate of incorporation or bylaws and amendments thereto through the date hereof, (b) conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or any of its subsidiaries or their respective properties or assets, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its subsidiaries is subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company or any of its subsidiaries is bound or affected; (vi) the Shares, when issued and paid for in accordance with the terms of this Subscription Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Documents or restrictions on transfer under applicable state and federal securities laws). The issuance and delivery of the Shares does not (a) obligate the Company to offer to issue, or issue, shares of Common Stock or other securities to any Person (other than the Subscriber) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of the Company. Subject to the accuracy of the representations and warranties made by the Subscriber in Section 3, the offer and sale of the Shares to the Subscriber is, and will be, (i) exempt from the registration and prospectus delivery requirements of the Securities Act and (ii) exempt from (or otherwise not subject to) the registration and qualification requirements of applicable securities laws of the states of the United States; (vii) it has filed all forms, statements, certifications, reports and documents required to be filed by it with the SEC under Section 13, 14(a) and 15(d) of the Exchange Act since its inception. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the filed SEC Reports complied in all material respects with the applicable requirements of the Exchange Act, and, as of the time they were filed, none of the filed SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to the SEC Reports. To the Company’s knowledge, none of the SEC Reports are the subject of an ongoing SEC review; (viii) the consolidated financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods therein specified ((except as otherwise noted therein, and except that any unaudited financial statements may not contain certain footnotes and are subject to normal and recurring year-end adjustments). Except as set forth in the Financial Statements filed prior to the date of this Agreement, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent with past practices since the date of such financial statements or liabilities not required under GAAP to be reflected in the Financial Statements; (ix) except as set forth in the SEC Reports or as would not reasonably be expected to result in a material adverse effect, there is no action, suit, proceeding, arbitration, claim, investigation, charge, complaint or inquiry pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company or any of its subsidiaries; (x) except as set forth in the SEC Reports or as would not reasonably be expected to result in a material adverse effect, neither the Company nor any of its subsidiaries is in violation of, or has received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, including without limitation, all applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder; (xi) to the Company’s knowledge, the Company and its subsidiaries own, or have rights to use, all material inventions, patent applications, patents, trademarks, trade names, service names, service marks, copyrights, trade secrets, know how (including unpatented and/or unpatentable proprietary of confidential information, systems or procedures) and other intellectual property as described in the SEC Reports necessary for, or used in the conduct of their respective businesses (including as described in the SEC Reports) (collectively, “Intellectual Property”). The Intellectual Property of the Company and its subsidiaries has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part. To the Company’s knowledge: (i) there are no third parties who have rights to any Intellectual Property, including no liens, security interests, or other encumbrances; and (ii) there is no infringement by third parties of any Intellectual Property, except as set forth in the SEC Reports. Except as set forth in the SEC Reports, no action, suit, or other proceeding is pending, or, to the Company’s knowledge, is threatened: (A) challenging the Company’s or its subsidiaries’ rights in or to any Intellectual Property; (B) challenging the validity, enforceability or scope of any Intellectual Property; or (C) alleging that the Company or any of its subsidiaries infringes, misappropriates, or otherwise violates any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others. The Company and its subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any of its subsidiaries in all material respects, and to the Company’s knowledge all such agreements are in full force and effect. To the Company’s knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property; (xii) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Select Market under the symbol “ZBIO”. The Company is in compliance with all listing requirements of Nasdaq applicable to the Company. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Global Market or to deregister the Common Stock under the Exchange Act. The Company has taken no action as of the date of this Agreement that is designed to terminate the registration of the Common Stock under the Exchange Act; (xiii) The Company has a reasonable basis for making each of the representations set forth in this Section 2. The Company acknowledges that the Subscriber will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein; (xiv) neither the Company nor any of its (a) predecessors, (b) Affiliates, (c) directors, (d) executive officers, (e) beneficial owners of 20% or more of its outstanding voting equity securities (calculated on the basis of voting power), (f) promoters or (g) investment managers or general partners or managing members of such investment managers is subject to the disqualification provisions of Rule 506(d)(1)(i-viii) of Regulation D under the Securities Act; and (xv) the Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

3.              Representations, Warranties and Acknowledgments of the Subscriber.

(a)            The Subscriber hereby represents and warrants as of the date hereof to the Company as follows: (i) it has or will obtain before the Initial Closing the full right, power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; (ii) this Subscription Agreement has been duly authorized and executed by the Subscriber and, when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of the Subscriber enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (iii) the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Subscriber’s governing or organizational documents; (iv) neither the Subscriber, nor any of its affiliates (including the Guarantor), requires any consent, approval, authorization, filing with or order of any court or governmental agency or body in connection with the Subscriber’s entry into the transactions contemplated herein except as such as may have already been obtained; (v) at the time the Subscriber was offered the Shares, it was, and at the date hereof it is, and on the date of each Closing it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act; (vi) the Subscriber is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares; (vii) the Subscriber has received and carefully reviewed each of this Subscription Agreement, the Registration Rights Agreement, the Accredited Investor Questionnaire (as defined below and attached hereto as Exhibit A), the License Agreement and any other documents or agreements explicitly contemplated hereunder (collectively, the “Transaction Documents”) and understand the information contained therein, prior to the execution of this Subscription Agreement; (viii) the Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company’s officers and any other persons authorized by the Company to answer such questions, concerning, among other related matters, the Shares, the Transaction Documents and the business, financial condition, results of operations and prospects of the Company and all such questions have been answered by the Company to the satisfaction of the Subscriber; (ix) the Subscriber has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to the Subscription or the transactions contemplated hereby; (x)  the Subscriber is not relying on the Company or any of its respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Shares, and the Subscriber has relied on the advice of, or has consulted with, only its own advisors; (xi) the Subscriber is satisfied that it has received adequate information with respect to all matters which it considers material to its decision to make an investment in the Shares; and (xii) the Subscriber is not a, and it has no direct or indirect affiliation or association with any, member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA Rules) as of the date hereof.

(b)            The Subscriber hereby also represents and warrants as of the date hereof to the Company that, other than the transactions contemplated hereunder, the Subscriber has not, directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Subscriber, executed any transactions in securities of the Company, including “short sales” (“Short Sales”) as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period commencing from the time that the Subscriber first became aware of the proposed transactions contemplated hereunder until the date hereof (the “Discussion Time”). The Subscriber has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.              Covenants of the Company.

(a)            Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions of this Agreement and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms of this Agreement.

(b)            Listing. The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock on the Nasdaq Global Select Market and, in accordance therewith, will use reasonable best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of Securities Act, Exchange Act, SEC and The Nasdaq Stock Market LLC (“Nasdaq”).

(c)            Registration of the Shares. The Company shall register the Shares in accordance with the terms and conditions of the Registration Rights Agreement.

(d)            Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Subscriber, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

(e)            Removal of Legends

(i)            In connection with any sale, assignment, transfer or other disposition of the Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Subscriber with the requirements of this Agreement, if requested by the Subscriber by notice to the Company, the Company shall request the transfer agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends as soon as reasonably practicable following any such request therefor from the Subscriber, provided that the Company has timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its transfer agent and its legal counsel associated with such legend removal.

(ii)            Subject to receipt from the Subscriber by the Company and the transfer agent of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith, upon the earliest of such time as the Shares (i) have been registered under the Securities Act pursuant to an effective registration statement; (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor provision), the Company shall, in accordance with the provisions of this Section 4(e) and as soon as reasonably practicable following any request therefor from the Subscriber accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement.

5.              Covenants of the Subscriber.

(a)            Covenant of the Subscriber Regarding Confidentiality. The Subscriber hereby covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company through a press release and/or Current Report on Form 8-K, the Subscriber will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(b)            Accredited Investor Questionnaire. Prior to the Initial Closing, the Subscriber shall have executed, truthfully completed and delivered to the Company an Accredited Subscriber Questionnaire substantially in the form of Exhibit A hereto (the “Accredited Investor Questionnaire”).

(c)            Transfer Restrictions.

(i)	Lock-Up. The Subscriber shall not directly or indirectly sell, dispose of or otherwise transfer (“Transfer”) any Shares until the date that is twelve (12) months following the Initial Closing Date (the “Lock-Up Expiration Date”), other than in a Permitted Transfer. A “Permitted Transfer” means (i) a Transfer of Shares to an Affiliate of the Subscriber that agrees to be bound by the terms of this Agreement in the same manner as the Subscriber, (ii) a Transfer of Shares in connection with a Change of Control of the Company approved by the Board, or (iii) a Transfer of Shares to the Company.

(ii)	Volume Limitations. Except for Permitted Transfer, from and after the Lock-Up Expiration Date, the Subscriber shall not Transfer shares of Common Stock if the total amount of shares of Common Stock Transferred during any month would exceed the greater of (A) one percent (1%) of the outstanding Common Stock as reporting in the most recent public report or statement published by the Company and (B) the average weekly reported volume of trading in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four preceding calendar weeks.

(iii)	Compliance with Laws. In addition to other restrictions set forth in this Section 5, the Subscriber covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement, (ii) to the Company, or (iii) pursuant to Rule 144 (provided that the Subscriber provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the Shares may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement by executing a joinder agreement to each of the same, and shall have the rights of the Subscriber under this Subscription Agreement with respect to such transferred Shares upon such execution.

(iv)	Legends. Book entry confirmations evidencing the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required, as reasonably determined by the Company:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

6.              Standstill. Until the Lock-Up Expiration Date, neither the Subscriber nor any of its Affiliates or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Subscriber or any of its Affiliates is a member, nor any executive officer, director or other agent acting on behalf of any of the foregoing (collectively, the “Standstill Parties”) shall (and the Subscriber shall cause the other Standstill Parties not to), except as expressly contemplated hereunder or approved or invited in writing by the Company:

(a)            directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the board of directors of the Company (the “Board”) any person whose nomination has not been approved by the Board or cause to be voted in favor of such person for election to the Board any shares of capital stock of the Company;

(b)            propose to enter into, directly or indirectly, any merger or business combination involving the Company, or any subsidiary or Affiliate of the Company, or any material portion of the assets of the Company or any of the foregoing, or directly or indirectly, propose, encourage or support a tender, exchange or other offer or proposal by any third party (an “Offeror”) the consummation of which would result in a Change of Control of the Company or any subsidiary or Affiliate of the Company or result in the acquisition any material portion of the assets of the Company or any of the foregoing (an “Acquisition Proposal”);

(c)            directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the members of the Board with respect to any matter, or seek to advise or influence any third party, with respect to voting of any shares of capital stock of the Company;

(d)            deposit any shares of capital stock of the Company in a voting trust or subject any shares of capital stock of the Company to any arrangement or agreement with respect to the voting of such shares;

(e)            act in concert with any third party to take any action in clauses (a) through (d) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any third party within the meaning of Section 13(d)(3) of the Exchange Act with respect to the equity securities of the Company;

(f)            take any action that is reasonably likely to require the Company to make a public announcement regarding the possibility of a business combination or merger involving the Company or any of its Affiliates;

(g)            enter into discussions, negotiations, arrangements or agreements with, or otherwise advise or knowingly assist or encourage, any third party, or provide any third party with information, in relation to the foregoing actions referred to in (a) through (f) above; or

(h)            publicly disclose, or communicate directly with the Board regarding, any intention, plan or arrangement inconsistent with this Section 6.

7.              Closing Conditions. No Closing shall occur unless and until all of the following conditions are satisfied or waived in writing by the Subscriber:

(a)            The Company’s Common Stock is listed and trading on the Nasdaq Global Select Market.

(b)            The Company shall have furnished all required materials to the transfer agent to reflect the issuance of the applicable Shares at the applicable Closing.

(c)            The Company shall have executed and delivered the Registration Rights Agreement to the Subscriber.

(d)            No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Company’s Common Stock. The Company’s Common Stock shall be listed on Nasdaq and shall not have been suspended, as of the Initial Closing Date or the Contingent Closing Date, as applicable, by the SEC or Nasdaq from trading thereon nor shall suspension by the SEC or Nasdaq have been threatened, as of the Initial Closing Date or the Contingent Closing Date, as applicable, in writing by the SEC or Nasdaq; and the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares and Nasdaq shall have raised no objection to such notice and the transactions contemplated hereby.

8.              Termination.

(a)            The obligations of the Company, on the one hand, and the Subscriber, on the other hand, to effect any Closing shall terminate as follows:

(i)            upon the mutual written consent of the Company and the Subscriber prior to the applicable Closing;

(ii)           by the Subscriber if any of the conditions set forth in Section 7 shall have become incapable of fulfillment, and shall not have been waived by the Subscriber; or

(iii)          by the Company or Subscriber if the License Agreement is terminated or if the other party, as applicable, materially breaches this Subscription Agreement or the Registration Rights Agreement.

(b)            To the extent applicable, termination of this Subscription Agreement shall not affect any rights or liabilities that have accrued to either party as of the effective date of termination.

9.              Miscellaneous.

(a)            Neither the Company nor the Subscriber shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior consent of the other party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, nothing in this Section 9(a) shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange or securities market, in which case the Company shall allow the Subscriber reasonable time to comment on such release or announcement in advance of such issuance, and the Company will consider in good faith any Subscriber comments.

(b)            This Subscription Agreement constitutes the entire understanding and agreement among the parties with respect to its subject matter, other than the Registration Rights Agreement and the applicable provisions of the License Agreement explicitly referenced herein, there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription Agreement.

(c)            This Subscription Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party hereto, it being understood that the parties need not sign the same counterpart. Execution may be made by delivery by facsimile or by e-mail delivery of a “.pdf” format data file.

(d)            The provisions of this Subscription Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription Agreement and this Subscription Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

(e)            All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier or sent via facsimile or by e-mail delivery and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

If to the Company:              Zenas Biopharma, Inc.

852 Winter St.

Waltham, MA 02451

Attention: Chief Legal Officer

Email: [***]

With a copy to (which shall not constitute notice):

Sidley Austin LLP

2850 Quarry Lake Dr.

Suite 280 Baltimore, MD 21209

Attn: Asher Rubin

If to the Subscriber:             InnoCare Pharma Inc.

103 Carnegie Center, Suite 209

Princeton, NJ 08540, USA

Attn: Lisa Ren; Chief Legal Officer

Email: [***]

With a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304, USA

Attn: Lila Hope

Email: lhope@cooley.com

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(f)            No provision of this Subscription Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Subscriber or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Subscription Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)            This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

(h)            None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided that the Subscriber may, without the prior consent of the Company, assign its rights to purchase the Shares hereunder to any of its affiliates. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

(i)            The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive each Closing and the delivery of the Shares in accordance with their respective terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

ZENAS BIOPHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Name: Leon O. Moulder, Jr.
Title: Chief Executive Officer

Accepted and agreed this 7th day of October 2025.

SUBSCRIBER: INNOCARE PHARMA, INC.

Signature of Subscriber:
By:	/s/ Jasmine Cui
Name:	Jasmin Cui
Title:	Chairperson and CEO

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

A.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

B.             AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐             is:

☐             is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐	Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act, as amended;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐	Any entity in which all of the equity owners are “accredited investors”;

☐	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐	Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in the Company, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office, whose prospective investment in the Company is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Company, and (iii) whose prospective investment in the Company is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.